Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Aether Systems, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-91369, 333-52220 and 333-52222) on Form S-8 and the registration statements (Nos. 333-48898, 333-56154, 333-64264, and 333-74428) on Form S-3 of Aether
Systems, Inc. of our reports dated February 5, 2002, except as to Footnote 17 which is as of March 18, 2002, relating to the consolidated balance sheets of Aether Systems, Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations and other comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which reports appear in the December 31, 2001, annual report on Form 10-K of Aether Systems, Inc.

Our report dated February 5, 2002, except as to footnote 17 which is as of March 18, 2002 contains an explanatory paragraph that states that the Company changed its method for accounting for derivatives with the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" in 2001.

                                                  /s/ KPMG LLP


                McLean, Virginia
                April 1, 2002